Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 6, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Blockbuster Inc.’s Annual Report on Form 10-K for the year ended January 4, 2009.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

June 30, 2009